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                                                                    EXHIBIT 99.1


BLUE VALLEY BAN CORP                                     NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128              CONTACT:   Mark A. Fortino
                                                         Treasurer
                                                         (913) 338-1000


For Immediate Release Thursday, October 14, 2004


            BLUE VALLEY BAN CORP REPORTS THIRD QUARTER 2004 EARNINGS


Overland Park, Kansas, October 14, 2004 - Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $533,000, or fully-diluted earnings per share (EPS) of $0.23, for the third quarter of 2004, compared to net income of $1.5 million, or $0.64 per share for the same period in 2003. Net income for the nine months ended September 30, 2004 was $1.9 million or $0.82 per share, compared to $4.9 million or $2.12 per share for the same period in 2003.

"A decline in mortgage activity resulting from higher mortgage rates has negatively impacted net interest income and non interest income revenue as compared to 2003. However, increases in short term rates are beginning to have a positive effect on our net interest margin" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

OPERATING RESULTS

During the third quarter of 2004, net interest income decreased 6.3% to $4.3 million compared to $4.6 million for the same period in the prior year, primarily due to compression in our net interest margin resulting from a decline in the balance and change in the mix of average earning assets as well as the impact of promotional rates offered on our time deposits. Noninterest income decreased to $3.3 million during this period from $6.6 million in the prior year, a decrease of 50.7%. The principal factor driving the decrease in non-interest income was a decrease in Loans Held for Sale Income resulting from lower mortgage origination volume. Noninterest expense decreased 26.2% to $6.4 million compared to $8.7 million in the prior year period. The decrease relates primarily to lower incentive compensation costs associated with mortgage originations.

For the nine-month period ending September 30, 2004, net interest income decreased 7.0% to $12.5 million compared to $13.4 million for the same period in 2003, primarily due to compression in our net interest margin resulting from changes in the mix of earning assets and funding sources. Noninterest income decreased to $10.8 million during this period from $18.9 million in the prior year, a decrease of 43.1%. Noninterest expense decreased by 16.6% to $19.5 million compared to $23.4 million in the prior year period. The decrease relates primarily to lower incentive compensation costs associated with mortgage originations.

Total assets, loans and deposits at September 30, 2004 were $669.9 million, $477.8 million and $530.7 million, respectively, compared to $621.4 million, $413.7 million and $465.0 million one year earlier, respectively, increases of 7.7%, 15.5%, and 14.1%, respectively.

MORTGAGE LOANS HELD FOR SALE CHARGE

In the third quarter of 2004, the Company recorded a reduction in its Loans Held for Sale Income of $350,000 and also recorded an offsetting Other Liability to account for the anticipated refund of fee income on residential mortgage loans underwritten with documentation altered by a former employee of the Company. Because the affected loans were sold to investors, it is probable that the Company will either repurchase those loans, or indemnify the investor, and refund the $350,000 fee income that was earned on those loans when they were sold to investors. The anticipated repurchase of the affected loans, which will then be held in the existing residential mortgage loan portfolio of the Company, is expected to be made in the fourth quarter of 2004 with liquidity currently available and is not expected to have a significant impact on the Company's overall liquidity position. Although the exact amount is not currently determinable, the Company will record an appropriate charge to the provision for loan losses upon the repurchase of these mortgage loans. Almost all of the affected mortgage loans are currently paying as agreed, and therefore the Company expects minimal credit losses from these loans. The Company expects the anticipated repurchase to have an immaterial impact on its earnings in the fourth quarter of 2004.

Management of the Company, pursuant to an operational risk assessment of the situation, has put procedures in place to prevent such documentation issues in the future.


ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.


This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
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                              BLUE VALLEY BAN CORP
                               THIRD QUARTER 2004
                       CONSOLIDATED FINANCIAL HIGHLIGHTS
               (all dollars in thousands, except per share data)
                                  (unaudited)


Three Months Ended September 30                   2004          2003
-------------------------------                 --------      --------
Net interest income                             $  4,265      $  4,552
Provision for loan losses                            400           150
Non-interest income                                3,270         6,637
Non-interest expense                               6,428         8,713
Net income                                           533         1,495
Net income per share - Basic                        0.23          0.66
Net income per share - Diluted                      0.23          0.64
Return on average assets                            0.32%         0.89%
Return on average equity                            5.16%        15.31%

Nine Months Ended September 30
------------------------------
Net interest income                             $ 12,454      $ 13,394
Provision for loan losses                          1,050         1,350
Non-interest income                               10,784        18,974
Non-interest expense                              19,501        23,384
Net income                                         1,924         4,897
Net income per share - Basic                        0.84          2.19
Net income per share - Diluted                      0.82          2.12
Return on average assets                            0.40%         1.05%
Return on average equity                            6.27%        17.62%

At September 30
---------------
Assets                                          $669,892      $622,015
Loans                                            477,761       413,723
Deposits                                         530,698       464,970
Stockholders' Equity                              42,028        39,628